UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 22, 2013 (October 16, 2013)

FlexShopper, Inc.
(Exact name of registrant as specified in its charter)

Delawar	0-52589	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10801 Johnston Road, Suite 210 Charlotte, NC	28226
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(866) 789-3863

Anchor Funding Services, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.07                     Submission of Matters to a Vote of Security Holders

In June 2013 Anchor Funding Services, Inc. (the “Company”) formed a wholly owned subsidiary of Anchor, namely, FlexShopper, LLC, for the purpose of developing a business that will provide certain categories of durable goods to consumers on a lease to own basis and also provide lease to own terms to consumers of third party retailers.  The Company anticipates generating revenues from this new line of business later this year. In consideration of the direction of the Company’s new subsidiary, the Board recommended that the Company change its name to FlexShopper, Inc.

On October 16, 2013, the Board of Directors approved and the holders of approximately 51.5% of the outstanding voting capital stock of the Company approved the filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware to change the name of the Company from Anchor Funding Services, Inc. to FlexShopper, Inc.

The Company has obtained a new cusip number for its common stock – 33939J105 and its preferred stock – 33939J204. The Company has also applied with the Financial Industry Regulatory Authority, Inc. (“FINRA”) to reflect the name change. As the Company’s trading symbol in the over-the-counter market was previously changed from “AFNG” to “FPAY,” no further change in trading symbol is anticipated. Stockholders are not required to exchange their old certificates for new certificates representing the new name and cusip number. However, stockholders may voluntarily do so and may contact Continental Stock Transfer & Trust Company, the Company’s transfer and registrar at 17 Battery Place, 8th Floor, New York, NY 10004.

Item 9.01.                     Financial Statements and Exhibits.

Exhibit	Description

3.1	Amendment to Certificate of Incorporation. (Filed herewith.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.

October 22, 2013	By:	/s/ Brad Bernstein
Brad Bernstein, President and Chief Financial Officer

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